Exhibit 10.2
[JPMorganChase Logo]

December 6, 2006

SEMCO Energy, Inc.
1411 Third Street, Suite A
Port Huron, MI 48060
Attention: Chief Financial Officer

Ladies and Gentlemen:

JPMorgan Chase Bank, N.A (the "Bank") is pleased to advise that it is prepared to offer a line of credit to SEMCO Energy, a Michigan corporation (the "Company") up to the maximum amount of $15,000,000, for general corporate purposes. The offering of this line of credit constitutes an agreement by the Bank to perform an ongoing credit review of the Company to enable the Bank to respond quickly to any request for credit that the Company may make. The line of credit is not a commitment and does not in any way obligate the Bank to make loans or grant any credit. Each decision to make an advance hereunder is discretionary: if the Bank decides to make one advance under this line, the Bank may still use its sole discretion to make or deny any subsequent advance under this line.

Any credit which the Bank may extend will be on such terms and conditions and will bear interest at such rate as the Bank may require at the time the Company requests an advance and must be evidenced by documents in form and substance satisfactory to the Bank.

The Bank will consider requests for advances under the line until May 1, 2007, unless this discretionary line is earlier terminated by the Company or the Bank. This line of credit is issued subject to such factors as the Bank may find relevant at the time of the request, including, without limitation, money market conditions remaining the same as at present; Company obtaining proper governmental approvals for any advances; the Bank in its sole discretion continuing to be satisfied with the Company's financial condition and economic prospects; and the Company's maintenance of a satisfactory relationship with the Bank.

JPMorgan Chase Bank, N.A. - Commercial Banking - IL1-0530, 227 W. Monroe Street, 28th Fl., Chicago, IL 60606-5055

Facsimile: 312 541 3376

This letter is for the Company’s information only and is not to be shown to or relied upon by third parties, except that the Company may disclose this letter if required by law. This letter constitutes the entire understanding between the Bank and the Company and supercedes all prior discussions.

Very truly yours,
JPMORGAN CHASE BANK, N.A.

By:	/s/ Nancy R. Barwig

Name: Nancy R. Barwig
Title: Vice President